Exhibit 10.14

BERKSHIRE HILLS BANCORP, INC.
THREE YEAR CHANGE IN CONTROL AGREEMENT

This AGREEMENT is made effective as of August 1, 2007, by and between Berkshire Hills Bancorp, Inc. (the "Holding Company"), a corporation organized under the laws of the state of Delaware, with its principal administrative offices at 24 North Street, Pittsfield, Massachusetts 01201, and Kevin P. Riley ("Executive").  Any reference to the “Institution” herein shall mean Berkshire Bank or any successor to Berkshire Bank.

WHEREAS, the Holding Company recognizes the substantial contributions Executive has made to the Holding Company and wishes to protect Executive's position with the Holding Company for the period provided in this Agreement; and

WHEREAS, Executive has agreed to serve in the employ of the Holding Company.

NOW, THEREFORE, in consideration of the contributions and responsibilities of Executive, and upon the other terms and conditions hereinafter provided, the parties hereto agree as follows:

1.            TERM OF AGREEMENT.

The period of this Agreement shall be deemed to have commenced as of the date first above written and shall continue for a period of thirty-six (36) full calendar months thereafter.  Commencing on the first anniversary date of this Agreement, and continuing on each anniversary thereafter, the Board of Directors (the “Board”) may act to extend the term of this Agreement for an additional year, such that the remaining term of this Agreement would be three years, unless Executive elects not to extend the term of this Agreement by giving written notice to the Holding Company, in which case the term of this Agreement will expire on the third anniversary of this Agreement.

2.            CHANGE IN CONTROL.

   (a)           Upon the occurrence of a Change in Control of the Institution or the Holding Company (as herein defined) followed at any time during the term of this Agreement by the involuntary termination of Executive’s employment or the voluntary termination of Executive’s employment in accordance with the terms of this Agreement, other than for Cause, as defined in Section 2(c) of this Agreement, the provisions of Section 3 of this Agreement shall apply.

(i)
Upon the occurrence of a Change in Control, Executive shall have the right to elect to voluntarily terminate his employment at any time during the term of this Agreement following any demotion, loss of title, office or significant authority, reduction in annual compensation or benefits, or relocation of his principal place of employment by more than twenty-five (25) miles from its location immediately prior to the Change in Control.

(ii)
Notwithstanding the foregoing clause (i), in the event, however, that the Chief Executive Officer of the Institution immediately prior to the Change in Control is the Chief Executive Officer of the resulting entity with similar responsibilities and duties and Executive’s position with the resulting entity does not result in: (A) a reduction in annual compensation or benefits, (B) a material change in work schedule, or (C) relocation of his principal place of employment by more than fifty (50) miles, then Executive may not voluntarily terminate his employment during the one-year period following the Change in Control and receive any payments or benefits under this Agreement. For the avoidance of doubt, with respect to the immediately foregoing limitation on voluntary termination, Executive may voluntarily terminate employment in accordance with this Section 2(a) effective upon the expiration of said one-year period, and for a period of 30 days thereafter, if one of the events set forth in clause (i) has occurred, either at the time of the Change in Control or during the one-year period following the time of the Change in Control.  If one of the events described in clause (i) occurs more than one year following the date of the Change in Control, but during the remaining term of the Agreement, then Executive may terminate his employment in accordance with the provisions of this Agreement, notwithstanding this clause (ii).

(iii)
Notwithstanding any other provision of this Agreement to the contrary, Executive may consent in writing to any demotion, loss, reduction or relocation and waive his ability to voluntarily terminate his employment under the terms of this Agreement. The effect of any written consent of Executive under this Section 2(a) shall be strictly limited to the terms specified in such written consent.

 (b)           For purposes of this Agreement, a "Change in Control" of the Institution or Holding Company shall mean an event of a nature that: (i) would be required to be reported in response to Item 1(a) of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”); or (ii) results in a Change in Control of the Institution or the Holding Company within the meaning of the Bank Change in Control Act and the Rules and Regulations promulgated by the Federal Deposit Insurance Corporation (“FDIC”) at 12 C.F.R. § 303.4(a) with respect to the Bank and the Board of Governors of the Federal Reserve System (“FRB”) at 12 C.F.R. § 225.41(b) with respect to the Holding Company, as in effect on the date hereof; or (iii) results in a transaction requiring prior FRB approval under the Bank Holding Company Act of 1956 and the regulations promulgated thereunder by the FRB at 12 C.F.R. § 225.11, as in effect on the date hereof except for the Holding Company’s acquisition of the Institution; or (iv) without limitation such a Change in Control shall be deemed to have occurred at such time as (A) any “person” (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Institution or the Holding Company representing 20% or more of the Institution’s or the Holding Company’s outstanding securities except for any securities of the Institution purchased by the Holding Company in connection with the conversion of the Institution to the stock form and any securities purchased by any tax-qualified employee benefit plan of the Institution; or (B) individuals who constitute the Board of Directors on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three quarters (3/4) of the directors comprising the Incumbent Board, or whose nomination for election by the Holding Company’s stockholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (B), considered as though he were a member of the Incumbent Board; or (C) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Institution or the Holding Company or similar transaction occurs in which the Institution or Holding Company is not the resulting entity; or (D) solicitations of shareholders of the Holding Company, by someone other than the current management of the Holding Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Holding Company or Institution or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to the plan or transaction are exchanged for or converted into cash or property or securities not issued by the Institution or the Holding Company shall be distributed; or (E) a tender offer is made for 20% or more of the voting securities of the Institution or the Holding Company.

(c)            Executive shall not have the right to receive termination benefits pursuant to Section 3 of this Agreement upon Termination for Cause. The term "Termination for Cause" shall mean termination because of: (i) Executive's personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, regulation (other than traffic violations or similar offenses), final cease and desist order or material breach of any provision of this Agreement which results in a material loss to the Institution or the Holding Company, or (ii) Executive's conviction of a crime or act involving moral turpitude or a final judgement rendered against Executive based upon actions of Executive which involve moral turpitude. For the purposes of this Section, no act, or the failure to act, on Executive's part shall be "willful" unless done, or omitted to be done, not in good faith and without reasonable belief that the action or omission was in the best interests of the Holding Company or its affiliates. Notwithstanding the foregoing, Executive shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to him a Notice of Termination which shall include a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the members of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to Executive and an opportunity for him, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail. Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause. During the period beginning on the date of the Notice of Termination for Cause pursuant to Section 5 of this Agreement through the Date of Termination, stock options granted to Executive under any stock option plan shall not be exercisable nor shall any unvested stock awards granted to Executive under any stock-based incentive plan of the Institution, the Holding Company or any subsidiary or affiliate thereof vest. At the Date of Termination, such stock options and such unvested stock awards shall become null and void and shall not be exercisable by or delivered to Executive at any time subsequent to such Date of Termination for Cause.

3.            TERMINATION BENEFITS.

(a)            Upon the occurrence of a Change in Control, followed at any time during the term of this Agreement by the involuntary termination of Executive's employment (other than for Termination for Cause), or voluntary termination during the term of this Agreement as provided by Section 2(a) of this Agreement, the Holding Company shall be obligated to pay Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, a sum equal to three (3) times Executive's average annual compensation for the five most recent taxable years that Executive has been employed by the Holding Company or such lesser number of years in the event that Executive shall have been employed by the Holding Company for less than five years. For this purpose, such annual compensation shall include base salary and any other taxable income, including, but not limited to, amounts related to the granting, vesting or exercise of restricted stock or stock option awards, commissions, bonuses, pension and profit sharing plan contributions or benefits (whether or not taxable), severance payments, retirement benefits, and fringe benefits paid or to be paid to Executive or paid for Executive's benefit during any such year. At the election of Executive, which election is to be made prior to a Change in Control, such payment shall be made in a lump sum or on an annual basis in approximately equal installments over a three (3) year period.

(b)            Upon the occurrence of a Change in Control of the Institution or the Holding Company followed at any time during the term of this Agreement by Executive's voluntary or involuntary termination of employment in accordance with paragraph (a) of this Section 3, other than for Termination for Cause, the Holding Company shall cause to be continued life, medical and disability coverage substantially identical to the coverage maintained by the Institution or Holding Company for Executive prior to his severance, except to the extent such coverage may be changed in its application to all Institution or Holding Company employees on a nondiscriminatory basis. Such coverage and payments shall cease upon the expiration of thirty-six (36) full calendar months from the Date of Termination.

4.            CHANGE IN CONTROL-RELATED PROVISIONS.

(a)            Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment, benefit or distribution made or provided by the Holding Company or the Institution to or for the benefit of Executive (whether made or provided pursuant to the terms of this Agreement or otherwise) (each referred to herein as a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any interest or penalties are incurred by Executive with respect to such excise tax (the excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that, after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b)            Determination of Gross-Up Payment.  Subject to the provisions of Section 4(c), all determinations required to be made under this Section 4, including whether and when a

Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm reasonably acceptable to the Holding Company as may be designated by Executive (the “Accounting Firm”) which shall provide detailed supporting calculations to the Holding Company and Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Holding Company.  All fees and expenses of the Accounting Firm shall be borne solely by the Holding Company.  Any Gross-Up Payment, as determined pursuant to this Section 4, shall be paid by the Holding Company to Executive within five business days of the later of (i) the due date for the payment of any Excise Tax, or (ii) the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Holding Company and Executive.  As a result of the uncertainty in the application of Section 4999 of the Code, at the time of the initial determination by the Accounting Firm hereunder, it is possible that a Gross-Up Payment will not have been made by the Holding Company which should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder.  In the event that the Holding Company exhausts its remedies pursuant to Section 4(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Holding Company to or for the benefit of Executive.

(c)            Treatment of Claims.  Executive shall notify the Holding Company in writing of any claim by the Internal Revenue Service that, if successful, would require a Gross-Up Payment to be made.  Such notification shall be given as soon as practicable, but no later than ten business days, after Executive is informed in writing of such claim and shall apprise the Holding Company of the nature of such claim and the date on which such claim is requested to be paid.  Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which it gives such notice to the Holding Company (or any shorter period ending on the date that payment of taxes with respect to such claim is due).  If the Holding Company notifies Executive in writing prior to the expiration of this period that it desires to contest such claim, Executive shall:

(i)	give the Holding Company any information reasonably requested by the Holding Company relating to such claim;

(ii)
take such action in connection with contesting such claim as the Holding Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Holding Company;

(iii)	cooperate with the Holding Company in good faith in order to effectively contest such claim; and

(iv)
permit the Holding Company to participate in any proceedings relating to such claim; provided, however, that the Holding Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or related taxes, interest or penalties imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this Section 4(c), the Holding Company shall control all proceedings taken in connection with such contest and, at its option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority with respect to such claim and may, at its option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner.  Further, Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Holding Company shall determine; provided, however, that if the Holding Company directs Executive to pay such claim and sue for a refund, the Holding Company shall advance the amount of such payment to Executive, on an interest-free basis (including interest or penalties with respect thereto).  Furthermore, the Holding Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issues raised by the Internal Revenue Service or any other taxing authority.

(d)            Adjustments to the Gross-Up Payment.  If, after the receipt by Executive of an amount advanced by the Holding Company pursuant to Section 4(c), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Holding Company’s compliance with the requirements of Section 4(c)) promptly pay to the Holding Company the amount of such refund (together with any interest paid or credited thereon after applicable taxes).  If, after the receipt by Executive of an amount advanced by the Holding Company pursuant to Section 4(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and such denial of refund occurs prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.

5.            NOTICE OF TERMINATION.

(a)            Any purported termination by the Holding Company or by Executive in connection with a Change in Control shall be communicated by a Notice of Termination to the other party. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which indicates the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

(b)            "Date of Termination" shall mean the date specified in the Notice of Termination (which, in the instance of Termination for Cause, shall not be less than thirty (30) days from the date such Notice of Termination is given); provided, however, that if a dispute regarding the Executive's termination exists, the "Date of Termination" shall be determined in accordance with Section 5(c) of this Agreement.

(c)            If, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected) and provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute in connection with a Change in Control, in the event that the Executive is terminated for reasons other than Termination for Cause, the Holding Company will continue to pay Executive the payments and benefits due under this Agreement in effect when the notice giving rise to the dispute was given (including, but not limited to his annual salary) until the earlier of: (i) the resolution of the dispute in accordance with this Agreement; or (ii) the expiration of the remaining term of this Agreement as determined as of the Date of Termination.

6.            SOURCE OF PAYMENTS.

It is intended by the parties hereto that all payments provided in this Agreement shall be paid in cash or check from the general funds of the Holding Company.

7.            EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFIT PLANS.

This Agreement contains the entire understanding between the parties hereto and supersedes any prior agreement between the Holding Company or the Institution and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided.  No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

Nothing in this Agreement shall confer upon Executive the right to continue in the employ of the Holding Company or shall impose on the Holding Company any obligation to employ or retain Executive in its employ for any period.

8.            NON-COMPETITION AND NON-DISCLOSURE.

(a)            For a period of one (1) year following the payment of termination benefits to Executive under this agreement, Executive agrees not to compete with the Holding Company or its subsidiaries in any city, town or county in which Executive's normal business office is located and the Holding Company or its subsidiaries has an office or has filed an application for regulatory approval to establish an office, determined as of the effective date of such termination, except as agreed to pursuant to a resolution duly adopted by the Board of Directors. Executive agrees that during such one (1) year period and within said cities, towns and counties, Executive shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of the Holding Company or its subsidiaries. The parties hereto, recognizing that irreparable injury will result to the Holding Company, its business and property in the event of Executive's breach of this Section 8(a), agree that in the event of any such breach by Executive, the Holding Company will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive, Executive's partners, agents, servants, employees and all persons acting for or under the direction of Executive.  Executive represents and admits that in the event of the termination of his employment following a Change in Control, Executive's experience and capabilities are such that Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Holding Company or its subsidiaries, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood.  Nothing herein will be construed as prohibiting the Holding Company from pursuing any other remedies available for such breach or threatened breach, including the recovery of damages from Executive.

(b)            Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Holding Company or its subsidiaries, as it may exist from time to time, is a valuable, special and unique asset of the business of the Holding Company. Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities of the Holding Company or its subsidiaries to any person, firm, corporation, or other entity for any reason or purpose whatsoever, unless expressly authorized by the Board of Directors or required by law. Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Holding Company or its subsidiaries. In the event of a breach or threatened breach by Executive of the provisions of this Section 8, the Holding Company will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Holding Company or its subsidiaries or from rendering any services to any person, firm, corporation or other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Holding Company from pursuing other remedies available for such breach or threatened breach, including the recovery of damages from Executive.

9.            NO ATTACHMENT.

(a)            Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

(b)            This Agreement shall be binding upon, and inure to the benefit of, Executive, the Holding Company and their respective successors and assigns.

10.            MODIFICATION AND WAIVER.

(a)            This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b)            No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

11.            REQUIRED REGULATORY PROVISIONS.

Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon compliance with 12 U.S.C. §1828(k) and any rules and regulations promulgated thereunder, including 12 C.F.R. Part 359.

12.            SEVERABILITY.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall, to the full extent consistent with law, continue in full force and effect.

13.            HEADINGS FOR REFERENCE ONLY.

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

14.            GOVERNING LAW.

The validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the state of Delaware.

15.            ARBITRATION.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by Executive within fifty (50) miles from the location of the Holding Company's main office, in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

16.            PAYMENT OF COSTS AND LEGAL FEES.

All reasonable costs and legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Holding Company if Executive is successful with respect to such dispute or question of interpretation pursuant to a legal judgment, arbitration or settlement.

17.            INDEMNIFICATION.

The Holding Company shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors' and officers' liability insurance policy at its expense and shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under Delaware law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Holding Company (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities); such expenses and liabilities to include, but not to be limited to, judgments, court costs and attorneys' fees and the costs of reasonable settlements.

18.            SUCCESSOR TO THE HOLDING COMPANY.

The Holding Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Holding Company, to expressly and unconditionally assume and agree to perform the Holding Company's obligations under this Agreement in the same manner and to the same extent that the Holding Company would be required to perform such obligations if no such succession or assignment had taken place.

SIGNATURES

IN WITNESS WHEREOF, Berkshire Hills Bancorp, Inc. has caused this Agreement to be executed by its duly authorized officer, and Executive has signed this Agreement, on the 1st day of August, 2007.

ATTEST:	BERKSHIRE HILLS BANCORP, INC.

/s/ Sally J. Chavarry	By:	/s/ Michael P. Daly
Michael P. Daly, President and CEO

SEAL

WITNESS:	EXECUTIVE

/s/ Sally J. Chavarry	/s/ Kevin P. Riley
Kevin P. Riley

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